FOR IMMEDIATE RELEASE
	                                 						January 23, 2001

				                                   			Contact:
			 		                                    		 Katharine Kenny
                                             V.P. - Investor Relations
                                             (704)372-5404


  Fiscal First Quarter Results Reported for Ruddick Corporation

Charlotte, N.C. - Consolidated sales for Ruddick Corporation (NYSE:RDK) for the first fiscal quarter ended December 31, 2000 grew by 7% to $715.0 million from $665.5 million in the first fiscal quarter of the prior year, due to a strong increase in sales at Harris Teeter, Ruddick's supermarket subsidiary. However, consolidated net income fell by 16% to $11.2 million, or $.24 per share, from $13.4 million, or $.29 per share, in the prior year's first quarter. The Company attributed the decline in earnings to the difficult business environment faced by American & Efird (A&E), its thread manufacturing subsidiary.

"Harris Teeter had a great first quarter," related Thomas
W. Dickson, President of Ruddick, "Our aggressive and expanded promotional programs are yielding solid results." Total sales for Harris Teeter rose by 8.5%, which included sales from new stores opened during the quarter and higher than anticipated comparable store sales growth of 2.5%.
This was the best comparable store sales growth reported by Harris Teeter in nine quarters and was particularly gratifying given the difficult retail environment. The company reported that it continued to observe uneven sales results in non-core markets which also moderated the otherwise improving performance. The company has developed specifically targeted merchandising and promotional programs in these markets and has taken other steps to improve their operating performance over the longer term.

In comparison to the same quarter last year, Harris Teeter's gross profit grew by 4.7% to $171.0 million and operating profit expanded by 4.3% to $16.4 million. Operating margin on sales was 2.60% in the first quarter of fiscal 2001. While the margin was somewhat lower than last year's first quarter margin of 2.70%, it was significantly higher than that reflected in the last two quarters of fiscal 2000.
"We believe this improvement is evidence that the investment in promotional programs we made last year is beginning to reap rewards," commented Dickson.


During the first fiscal quarter, Harris Teeter opened four new stores, in Atlanta, GA, Charlotte, NC, Nashville, TN and Amelia Island, FL. A total of 160 stores were in operation at the end of the quarter and Harris Teeter currently plans to open an additional five stores during the fiscal year.
At the end of the first quarter, five stores offered Express Lane, Harris Teeter's new on-line shopping and store pick-up service. "We've been pleased with customer response to on-line shopping," said Dickson. The company intends to make the service available at five more locations during the second quarter. Harris Teeter also continued to expand its higher margin premium private label product offerings by replacing many of the contract label President's Choice products, previously available in stores, with the Harris Teeter brand Premier Selection and by increasing the range of products sold under its popular H.T. Traders brand.

A&E sales of $82.0 million in the first quarter of fiscal 2001 were flat as compared to sales of $82.2 million for the
first quarter of fiscal 2000.   Dickson said "Business
conditions became even more challenging during the first quarter, with the continued increase of imports into the U.S. market and weaker retail sales in the apparel, home fashions and automotive sectors."

A&E's gross profit declined by 8.5% to $22.8 million and operating profit decreased by 29.5% to $8.2 million in the current first quarter from $11.7 million in the previous year's first quarter. Operating margin on sales decreased to 10.0% in fiscal 2001 from 14.2% in fiscal 2000.
Competitive pricing pressures, reduced manufacturing schedules, a less favorable mix of higher margin products sold and increased costs, including utilities, freight, labor, health benefits and processing materials, had a negative impact on A&E's profitability this first quarter.

In the current first quarter, A&E's foreign sales grew by 27% and accounted for 40% of total A&E sales, compared to 31% in the first quarter of fiscal 2000. Dickson said that "sales outside the U.S. represent a tremendous growth opportunity for A&E and we continue to build our capability in Latin America, Europe and Asia." Latin American sales continued to grow as more production moved out of the U.S.
and into Mexico, the Caribbean and Central America due to NAFTA and the U.S.-Caribbean Basin Trade Partnership Act.
Further, sales in Europe improved during the first quarter and continued to display growth potential. The company also reported that construction of its new dyeing and finishing facility in southern China is on schedule and is estimated to be open by the end of the fiscal year.

"Given the general economic slowdown in the U.S. and the current expectations of our customers regarding their market conditions," Dickson continued, "we expect business conditions for the short term to remain weak." A&E management is currently reviewing all opportunities for cost savings throughout the organization and has lowered its sales and profitability projections for fiscal 2001. As a result, Ruddick Corporation management believes it will be difficult to improve profitability from that experienced in the most recent two quarters.

For the first three months of fiscal 2001, depreciation and amortization for Ruddick Corporation totaled $20.5 million and capital expenditures totaled $29.2 million. During the first quarter, Harris Teeter spent $22.7 million in capital expenditures and estimates total spending for fiscal 2001 of approximately $68 million, a 31% decrease from spending in fiscal 2000. Given the relatively overstored supermarket environment in the southeastern United States, Harris Teeter anticipates reducing its capital expenditures in future years and focusing more heavily on identifying new store growth opportunities in its core markets. Year to date, A&E has spent $6.5 million in capital expenditures. A&E has lowered its total fiscal year capital spending estimate to approximately $27 million for fiscal 2001, which includes the construction of its new facility in southern China.

This news release contains forward-looking statements that involve uncertainties. A discussion of various important factors that could cause results to differ materially from those expressed in such forward-looking statements is shown in reports filed by the Company with the Securities and Exchange Commission and include: generally adverse economic and industry conditions; changes in the competitive environment; economic or political changes in countries where the Company operates; the passage of future adverse tax legislation, or any negative regulatory or judicial position which prevails; management's ability to predict the adequacy of the Company's liquidity to meet future requirements; changes in the Company's capital expenditures and store openings and closings; and the extent and speed of the successful execution of strategic initiatives in each of the operating companies.

Ruddick Corporation is a holding company which operates two subsidiaries: Harris Teeter, Inc., a regional chain of supermarkets in six southeastern states and American &
Efird, Inc., a leading manufacturer and distributor of industrial sewing thread.


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Selected information regarding Ruddick Corporation and its
subsidiaries is attached. For more information on Ruddick
Corporation, visit our web site at:  www.ruddickcorp.com.